Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
MedQuist Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-86443, No. 333-75005, No. 333-77159, No. 333-69687, No. 333-58113 and No. 333-03974) on Form S-3, (No. 333-51508, No. 333-09541, No. 333-09543, No. 333-66447, No. 333-85743, No. 333-49776, No. 333-65966, No. 333-108700 and No. 333-146516) on Form S-8 and (No. 333-57265 and No. 333-66447) on Form S-4 of MedQuist Inc. of our reports dated March 11, 2009, with respect to the consolidated balance sheets of MedQuist Inc. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, shareholders’ equity and other comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of MedQuist Inc.

Our report on the consolidated financial statements and the related financial statement schedule contains an explanatory paragraph that states that MedQuist Inc. adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109, effective January 1, 2007.

/s/  KPMG LLP

Philadelphia, Pennsylvania
March 11, 2009